FOR IMMEDIATE RELEASE

LIGHTBRIDGE ANNOUNCES NUCLEAR FUEL DEVELOPMENT UPDATE
AND 2015 SECOND QUARTER FINANCIAL RESULTS

Conference Call and Webcast Scheduled at 11 a.m. ET Friday, August 21 at:
http://edge.media-server.com/m/p/bovyns7y

MCLEAN, VA, August 19, 2015 – Lightbridge Corporation (NASDAQ: LTBR) today issued a development and commercialization progress report for the quarter and six months ended June 30, 2015 on its next generation nuclear fuel technology that helps existing and new build reactors to enhance safety, increase revenue and improve operating margins.

“Lightbridge continues to achieve value-creating strategic milestones,” said Seth Grae, President and Chief Executive Officer. “At a time of heightened awareness of nuclear energy’s crucial role in mitigating the negative effects of greenhouse gas emissions from fossil fuels, Lightbridge remains on track to deliver to the world a safer nuclear fuel that helps utilities improve reactor operating economics through increased power output. The Company is well positioned to realize high-margin revenue streams in the coming years from technology licensing fees and royalties from a growing $25 billion annual market for nuclear fuel. We believe Lightbridge metallic fuel offers an unmatched value proposition to operators of both existing and new build reactors.”

2015 Second Quarter Business Update

  Lightbridge expects increased demand for its advanced metallic nuclear fuel, due to incentives in the U.S. Environmental Protection Agency Clean Power Plan, which was published in early August. The plan offers credits to utilities for reducing greenhouse gas emissions by boosting generation from existing nuclear power plants. The Clean Power Plan calls for a 32% reduction from 2005 levels in carbon pollution from the utility power industry by 2030. Depending on fuel cycle length, Lightbridge's proprietary metallic fuel can provide 10% to 17% more power from existing pressurized water reactors (PWRs).

  "Compared with conventional nuclear fuel, only Lightbridge metallic fuel can offer meaningful power uprates and longer fuel cycles that will provide the lowest levelized cost per megawatt hour on the grid," Grae said.

  In April, nuclear fuel managers at Dominion Generation (NYSE: D), Duke Energy (NYSE: DUK), Exelon Generation (NYSE: EXC) and Southern Company (NYSE: SO) asked the U.S. Nuclear Regulatory Commission (NRC) to prepare to review Lightbridge’s patented fuel design, in advance of an expected application in 2017 to use the Company’s fuel in a U.S. commercial reactor as early as 2020 (http://pbadupws.nrc.gov/docs/ML1513/ML15134A092.pdf). The NRC relies on communications from U.S. utilities to adjust Commission staffing levels and budgets in anticipation of regulatory review of licensing applications.

  “The importance of this milestone cannot be overstated because without support from utility customers, the NRC will not allocate resources to a regulatory review,” Grae said.

  During the second quarter, the Company completed negotiations on a binding, 10-year service agreement with the Institute for Energy Technology, operator of the 25MW Halden research reactor, southeast of Oslo, Norway. The agreement was signed in early July. Beginning in 2017, Lightbridge expects its fabricated fuel samples to undergo full irradiation under prototypic commercial reactor operating conditions in a pressurized water loop of the Halden reactor. The project’s pre-irradiation scope includes irradiation-rig mechanical design, detailed neutronic and thermal-hydraulic calculations, and safety analyses with necessary regulatory approvals. The initial phase of irradiation testing is expected to continue for about three years to reach the burnup necessary for insertion of lead test assemblies (LTAs) in a commercial power reactor. The final phase of irradiation testing necessary for batch reloads and full cores operating with a 10% power uprate and a 24-month cycle is expected to take an additional two years and be completed while LTAs have begun operating in the core of a commercial power reactor. Post- irradiation examination of Lightbridge’s partially irradiated fuel samples also is planned to begin at Halden in 2018.

  “Our agreement with IFE completes one of the key critical path milestones we have set for 2015 and represents a major step toward on-schedule, lead test assembly demonstration of Lightbridge’s advanced metallic nuclear fuel in a commercial power reactor in 2020 to 2021,” Grae said. “These irradiation tests will generate quantifiable data needed to support licensing of Lightbridge fuel by the NRC and ultimate deployment by nuclear utilities in commercial reactors around the world.”

  Meetings have been held with large companies that fabricate nuclear fuel for the global market. “We planned to have a teaming agreement in place with one of these companies in 2017 or 2018 but current progress may lead to such an arrangement sooner than expected,” Grae said. “These meetings are an important facet of the Company’s market strategy, whereby fuel fabricators prepare to supply Lightbridge’s fuel to the global market, while utilities continue to validate the demand for our fuel for use in their reactors.”

  Negotiations have advanced to the final stage on a comprehensive agreement between Lightbridge and Canadian Nuclear Laboratories (CNL), a wholly owned subsidiary of Atomic Energy of Canada Limited, for fabrication of Lightbridge fuel samples at CNL’s Chalk River, Ontario facilities. An initial cooperation agreement was signed with CNL in October 2014. The comprehensive agreement involves development of a fabrication plan in 2015, fabrication and characterization in early 2016 of prototype fuel rods using depleted uranium, to be followed by fabrication in late 2016 of irradiation fuel samples using enriched uranium.
  “This agreement is the last key contract for critical-path work scope relating to research reactor irradiation under prototypic commercial reactor operating conditions and keeps us on our development timeline,” Grae said.

  The Korean Intellectual Property Office approved and issued to Lightbridge a key patent covering the Company's multi-lobed metallic fuel rod design and fuel assemblies. Patent No. 10-151116 – “Nuclear Reactor (Variants), Fuel Assembly Consisting of Driver-Breeding Modules for a Nuclear Reactor (Variants) and a Fuel Cell for a Fuel Assembly” - expands international protection of Lightbridge's proprietary fuel technology.

  “The South Korean patent is another important milestone in the development of our fuel assembly designs for existing and new build pressurized water reactors," Grae said. "Korea represents a significant potential market for Lightbridge metallic fuel with 24 operating commercial reactors and an additional eight reactors either under construction or planned by 2035. “South Korea also is an active exporter of nuclear power reactors, marketing its units in the Middle East, North Africa and Southeast Asia. The South Korean Ministry of Trade, Industry and Energy aims to export 80 reactors worth $400 billion by 2030.”

  The Company entered into an at-the-market issuance sales agreement (ATM) with agent MLV & Co. LLC to sell up to $0.5 million of shares of common stock from time to time.

  “The ATM program is one element of our initiative to secure new financing or additional sources of capital, depending on the capital market conditions, over the next 12 months,” Grae said. “Other primary potential sources of cash available to us are strategic investments through alliances with major fuel vendors, fuel fabricators or other strategic parties during the next three years.”

Financial Results
For the quarter ended June 30, 2015, Lightbridge’s net loss was $1.5 million, or a loss of $0.08 per share, on revenue of $0.3 million. In the same quarter of 2014, the net loss was $1.7 million, or a loss of $0.11 per share, on revenue of $0.3 million. All revenue was generated from consulting services. General and administrative expenses in the 2015 quarter were $1.1 million, compared to $1.1 million in the same period in 2014. For the six months ended June 30, 2015, G&A expenses totaled $2.0 million versus $2.3 million in the same period last year. Research and development expenses for the quarter and six months ended June 30, 2015 were $0.4 million and $0.6 million, respectively, compared to $0.6 million and $1.1 million in the respective periods of 2014. For the six months ended June 30, 2015, the Company’s cash flows used in operating activities were $1.8 million versus $2.6 million in the same period of 2014, a decline of approximately 33% due primarily to reduced overhead expenses.

“Over the next 12 to 15 months, we expect to incur approximately $3.0 million in research and development expenses related to the development of our proprietary nuclear fuel designs,” Grae said. “We are carefully managing our expenses and reducing overhead where appropriate, while maintaining a solid balance sheet with no long-term debt. Our strategy is to minimize dilution through alliances with fuel vendors, fuel fabricators and other strategic partners. Upon commercialization of our technology in the coming years, we believe the license and royalty fees from existing U.S. reactors alone will add significant value for shareholders.”

Balance Sheet Overview
At June 30, 2015, the Company had approximately $2.4 million in cash, cash equivalents and restricted cash, and approximately $2.7 million of working capital, with no long-term debt. Stockholders' equity was approximately $3.6 million at June 30, 2015 compared with $5.4 million on December 31, 2014. Common shares outstanding at June 30, 2015 totaled 18,082,874.

Commercial Nuclear Energy Market Opportunity
The commercial nuclear energy industry is projected to grow rapidly at a time of rising global demand for reliable, carbon-free, base load electric power. There are currently 436 operable civil nuclear reactors in 30 countries around the world, with 67 reactors under construction and 488 on order, planned or proposed, according to the World Nuclear Association. By 2040, the International Energy Agency projects a 58% increase in nuclear capacity from a combination of power uprates and reactor construction.

For a detailed description of the value proposition of Lightbridge fuel technology, including projected incremental annual net operating cash flows and return on investment for a nuclear power plant operator using Lightbridge fuel at various wholesale electricity prices, visit http://bit.ly/1jLXpoY. The advantages of Lightbridge's metallic fuel design were confirmed in independent third-party analyses published in 2012 and 2013. These reports, which include a peer-reviewed article published in Nuclear Technology, are available for download at http://ir.ltbridge.com/.

2015 Second Quarter Conference Call
Lightbridge will hold a conference call and webcast on Friday, August 21, at 11 a.m. ET to discuss the Company's 2015 second quarter results and to provide an update on recent corporate developments. Seth Grae, President and Chief Executive Officer, will lead the call and additional members of the senior management team will be available to answer questions. Questions may be asked live, using the telephone lines below. Questions also may be submitted in writing before or during the conference call to ir@ltbridge.com. All written questions will be read and answered during the call.

Lightbridge Corporation Conference Call – 2015 Q2 Business Update and Financial Results

Date:	Friday, August 21, 2015

Time:	11 a.m. ET

Conference Passcode:	8703926#

Domestic Toll Free Dial-In:	888-424-8151

International Dial-In:	http://bit.ly/1JyrmRz Visit this link for a list of country-specific dial-in numbers

Live Webcast:	http://edge.media-server.com/m/p/bovyns7y

Replay:	Available for one year at the URL above.

About Lightbridge Corporation
Lightbridge is a nuclear energy company based in McLean, Virginia. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Important recent milestones achieved by Lightbridge include approval and issuance of key patents by the United States, Australia and South Korea for the Company’s multi-lobed metallic fuel rod design and fuel assemblies. In April 2015, nuclear fuel managers at Dominion Generation (NYSE: D), Duke Energy (NYSE: DUK), Exelon Generation (NYSE: EXC) and Southern Company (NYSE: SO) asked the U.S. Nuclear Regulatory Commission (NRC) to prepare to review Lightbridge’s fuel design, in advance of an expected application in 2017 to use the Company’s fuel in a U.S. reactor as early as 2020 (http://pbadupws.nrc.gov/docs/ML1513/ML15134A092.pdf). The NRC relies on communications from U.S. utilities to adjust Commission staffing levels and budgets in anticipation of regulatory review of licensing applications.

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Forward Looking Statements
With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company’s product and service offerings and the expected market for the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

CONTACT:
Gary Sharpe
Investor Relations and Corporate Communications
Lightbridge Corporation
1-571-730-1213
gsharpe@ltbridge.com

Lightbridge Corporation
Condensed Consolidated Balance Sheets

	June 30, 2015	December 31,
	(Unaudited)	2014
ASSETS
Current Assets
Cash and cash equivalents	$2,371,266	$4,220,225
Restricted cash	325,505	325,181
Accounts receivable - project revenue and reimbursable project costs	247,144	469,086
Prepaid expenses and other current assets	203,795	205,184
Total Current Assets	3,147,710	5,219,676
Property Plant and Equipment -net	-	-
Other Assets
Patent costs	883,775	833,560
Total Assets	$4,031,485	$6,053,236
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$452,571	$653,668
Total Current Liabilities	452,571	653,668

Commitments and contingencies - note 5
Stockholders' Equity
Preferred stock, $0.001 par value, 50,000,000 authorized shares, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 500,000,000 authorized, 18,082,874 shares outstanding at June 30, 2015 and December 31, 2014	18,083	18,083
Additional paid-in capital - stock and stock equivalents	82,016,278	81,276,339
Accumulated Deficit	(78,455,447)	(75,894,854)
Total Stockholders' Equity	3,578,914	5,399,568

Total Liabilities and Stockholders' Equity	$4,031,485	$6,053,236

Lightbridge Corporation
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
Consulting Revenue	$298,162	$349,131	$422,057	$603,238
Cost of Consulting Services Provided	275,662	230,974	333,054	355,986
Gross Margin	22,500	118,157	89,003	247,252
Operating Expenses
General and administrative	1,108,807	1,149,420	2,039,100	2,280,839
Research and development expenses	394,715	624,448	607,545	1,056,434
Total Operating Expenses	1,503,522	1,773,868	2,646,645	3,337,273
Operating Loss	(1,481,022)	(1,655,711)	(2,557,642)	(3,090,021)
Other Income and (Expenses)
Investment income	163	603	323	991
Other income (expenses)	(762)	-	(3,274)	-
Total Other Income and (Expenses)	(599)	603	(2,951)	991
Net loss before income taxes	(1,481,621)	(1,655,108)	(2,560,593)	(3,089,030)
Income taxes	-	-	-	-
Net loss	$(1,481,621)	$(1,655,108)	$(2,560,593)	$(3,089,030)
Net Loss Per Common Share,
Basic and Diluted	$(0.08)	$(0.11)	$(0.14)	$(0.21)
Weighted Average Number of Shares Outstanding	18,082,874	15,067,885	18,082,874	15,063,052

Lightbridge Corporation
Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2015	2014
Cash Flows from Operating Activities:
Net Loss	$(2,560,593)	$(3,089,030)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	782,036	125,297
Loss on marketable securities	-	(792)
Changes in non-cash operating working capital items:
Accounts receivable - fees and reimbursable project costs	221,942	17,685
Prepaid expenses and other assets	1,389	(50,203)
Accounts payable and accrued liabilities	(201,097)	378,220
Net Cash Used In Operating Activities	(1,756,323)	(2,618,823)
Cash Flows from Investing Activities:
Payments for Patent costs	(50,215)	(65,546)
Net Cash Used In Investing Activities	(50,215)	(65,546)
Cash Flows from Financing Activities:
Payments for Stock offering costs	(42,097)	-
Restricted cash	(324)	(554)
Net Cash Used In Financing Activities	(42,421)	(554)
Net Decrease In Cash and Cash Equivalents	(1,848,959)	(2,684,923)
Cash and Cash Equivalents, Beginning of Period	4,220,225	3,672,877
Cash and Cash Equivalents, End of Period	$2,371,266	$987,954
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest	$-	$-
Income taxes	$-	$-